Exhibit 99(14)(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Proxy Statement/Prospectus included in this Registration Statement (Form N-14) of First American Funds, Inc., and to the incorporation by reference in the Statement of Additional Information of our report dated October 23, 2020 on the financial highlights of the Government Obligations Fund for the fiscal year-end August 31, 2020, in this Registration Statement filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN

October 19, 2021